UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

September 19, 2017

Date of Report (Date of earliest event reported)

DASEKE, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-37509 (Commission File Number)	47-3913221 (IRS Employer Identification No.)

15455 Dallas Parkway, Suite 440 Addison, Texas	75001
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (972) 248-0412

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☒    Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act   ☐

Item 1.01. Entry into a Material Definitive Agreement

On September 19, 2017, Daseke, Inc. (the “Company”) and certain stockholders of the Company (the “Selling Stockholders”) entered into an underwriting agreement (the “Underwriting Agreement”) with Stifel, Nicolaus & Company, Incorporated and Cowen and Company, LLC, as representatives of the several underwriters named therein (collectively, the “Underwriters”), in connection with an underwritten public offering (the “Offering”) of 5,292,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), including 4,882,167 shares of Common Stock to be sold by the Company and 409,833 shares of Common Stock to be sold by the Selling Stockholders, at a price to the public of $12.00 per share ($11.34 per share net of underwriting discounts and commissions). Pursuant to the Underwriting Agreement, the Company granted the Underwriters a 30-day option to purchase up to an additional 793,800 shares of Common Stock, which was exercised in full on September 20, 2017 as described below.

The Underwriting Agreement contains customary representations and warranties, agreements and obligations, closing conditions and termination provisions. The Company and the Selling Stockholders have each agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that the Underwriters may be required to make in the event of any such liabilities. Furthermore, the Company has agreed with the Underwriters not to offer or sell any shares of Common Stock (or securities convertible into or exercisable or exchangeable for Common Stock), subject to certain exceptions, for a period of 90 days after the date of the Prospectus (as defined below) without the prior written consent of Stifel, Nicolaus & Company, Incorporated.

The Company received notice of exercise of the Underwriter’s option to purchase the full 793,800 additional shares of Common Stock on September 20, 2017 and the sale of the 793,800 additional shares of Common Stock closed simultaneously with the Offering on September 22, 2017.  Net proceeds received by the Company from its sale of 5,675,967 shares of Common Stock were approximately $63.6 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company.  As described in the prospectus supplement, dated September 19, 2017, filed with the Securities and Exchange Commission on September 20, 2017 (the “Prospectus”), the Company intends to use the net proceeds from the Offering for general corporate purposes, which may include, among other things, working capital, capital expenditures, debt repayment or refinancing or the financing of possible future acquisitions.

As more fully described under the caption “Underwriting” in the Prospectus, the Underwriters and certain of their respective affiliates have, from time to time, provided, and may in the future provide, investment banking and other financing and banking services to the Company and its affiliates, for which they received or may in the future receive customary fees and reimbursement for their expenses.

The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is attached as Exhibit 1.1 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

A legal opinion related to the shares of Common Stock sold pursuant to the Offering is filed herewith as Exhibit 5.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits

(d)                                 Exhibits

1.1                               Underwriting Agreement, dated September 19, 2017, by and among Daseke, Inc., the selling shareholders named therein and Stifel, Nicolaus & Company, Incorporated and Cowen and Company, LLC, as representatives of the several underwriters named therein.

5.1                               Opinion of Vinson & Elkins L.L.P.

23.1                        Consent of Vinson & Elkins L.L.P. (included as part of Exhibit 5.1).

EXHIBIT INDEX

Exhibit No.	Description
1.1

Underwriting Agreement, dated September 19, 2017, by and among Daseke, Inc., the selling shareholders named therein and Stifel, Nicolaus & Company, Incorporated and Cowen and Company, LLC, as representatives of the several underwriters named therein.

5.1	Opinion of Vinson & Elkins L.L.P.

23.1	Consent of Vinson & Elkins L.L.P. (included as part of Exhibit 5.1).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

DASEKE, INC.

September 22, 2017	By:	/s/ Angie J. Moss
	Name:	Angie J. Moss
	Title:	Senior Vice President, Chief Accounting Officer, Corporate Controller and Assistant Secretary